NOVACOPPER INC.

NOVACOPPER ARRANGEMENT OPTIONS CERTIFICATE

NovaCopper Inc. (the “Company”) hereby grants to the Participant named below, NovaCopper Arrangement Options to acquire common shares in the capital of the Company (“Option Shares”), which grant is being made pursuant to the Plan of Arrangement involving NovaGold Resources Inc., its Securityholders and NovaCopper Inc. (the "Plan of Arrangement"). The NovaCopper Arrangement Options will be governed by the terms of the 2004 Stock Award Plan of NovaGold Resources Inc., a copy of which is attached hereto (the “Plan”), and the terms outlined below.

Participant’s Name:

Address:

Total Option Shares (NovaCopper Arrangement Options x 0.1667):

For U.S. Participants: of which ____________________ are Nonqualified Option Shares

Exercise Price Per Share:

Date of Grant: April 30, 2012

Expiry Date:

Terms of Vesting:

For greater certainty, once the NovaCopper Arrangement Options have become vested, they continue to be exercisable until the termination or cancellation thereof as provided in this Certificate and the Plan.

Other:

Participant agrees that he/she may suffer tax consequences as a result of the grant of these Options, the exercise of the Options and the disposition of Shares. Participant acknowledges that he/she is not relying on the Company for any tax advice. To the extent that the Option is potentially subject to taxation under either Canada or the U.S. or both jurisdictions, the Participant acknowledges that the Participant has had adequate opportunity to obtain advice of independent tax counsel with respect to the tax treatment of the Option (including federal, state and provincial, as applicable). Furthermore, non-U.S. Participants who are granted Options that are not subject to the restrictions applicable to U.S. Participants but who subsequently become subject to U.S. federal income tax on compensatory income are encouraged to seek advice of independent tax counsel to determine the applicability of U.S. tax law to such Options.

This Stock Option Certificate is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of the Stock Option Certificate and the Plan, the terms of the Plan shall govern.

If you agree to accept the Options described above, subject to all of the terms and conditions of the Plan of Arrangement and the Plan, please sign one copy of this letter and return it to
______________ by ______________ .

NOVACOPPER INC.

By:
Authorized Signatory

I have received a copy of the Plan of Arrangement and the Plan and agree to comply with, and agree that my participation is subject in all respects to, its terms and conditions. Further, I consent to Solium Capital maintaining and administering my NovaCopper Arrangement Options in accordance with the terms and conditions of the Plan.

Name of Participant

Signature of Participant

Date